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                                                                      EXHIBIT 10

            FIRST AMENDMENT TO PACIFIC SCIENTIFIC COMPANY

                        1995 STOCK OPTION PLAN



The Pacific Scientific Company 1995 Stock Option Plan (the 1995 Plan) is hereby amended, effective as of December 21, 1997, as follows:

The following Section IX.I is hereby added:

     IX.I   Effect of Change in Control

            Except as provided in this Section IX.I and notwithstanding any other provision of this Plan, any options that are outstanding on the date of a Change of Control (as determined under the 1997 Pacific Scientific Company Change in Control Severance Plan as and if then in effect (the "Severance Plan")) shall become fully vested and exercisable, notwithstanding anything to the contrary in any stock option agreement issued pursuant to this Plan, each of which shall be deemed to include this Section IX.I. An individual's rights under this
     Section IX.I shall be subject to the golden parachute limitations and pooling of interests limitations of Sections 4.4 and 4.6 of the Severance Plan.